Exhibit 99.1

The Shyft Group Provides Supplemental Information Reinforcing Significant Value Creation Potential of Proposed Merger with Aebi Schmidt

NOVI, MI, January 13, 2025 /PRNewswire/ -- The Shyft Group (NASDAQ: SHYF) (“Shyft”) today provided supplemental information in a presentation to shareholders regarding its proposed merger with Aebi Schmidt Group (“Aebi Schmidt”), previously announced on December 16, 2024. The presentation focuses on three core areas including:

•	The Strong Long-Term Projected Pro Forma Financial Profile of the Combined Company: Including the pro forma company financial projections that informed the Board as it considered the benefits of this transaction. This includes revenue and adjusted EBITDA projections through 2028 that show the combined company is projected to deliver 2028 pro forma revenue[1] of $2.7 billion, adjusted EBITDA[2] of $315 million, and adjusted EBITDA margin of 12%. The combined company has a strategic vision to generate longer-term pro forma combined revenue of $3+ billion with an adjusted EBITDA margin in the mid-teens. Additionally, the presentation includes information on the implied premium of the transaction, which represents a premium to Shyft’s share price as of December 13, 2024 of approximately 30% excluding synergies, and a premium of approximately 58% including synergies, demonstrating immediate value creation for shareholders.

•	The Board’s Thorough Process to Maximize Value for Shyft Shareholders: Including how the Board negotiated to secure Shyft’s final proposed pro forma ownership of 48%. The company also disclosed the process it undertook to assess other options to maximize value, including reaching out to six other potential strategic partners.

•	Detail Regarding Aebi Schmidt’s Leadership Position and Proven Track Record: Including information on Aebi Schmidt’s historical financial performance and strong global business. This includes its historical revenue, EBITDA, and free cash flow performance since 2017, as well as its North American and European revenue and EBITDA projections through 2028. The presentation includes information on Aebi Schmidt’s position in key end markets and geographies and its strategic approach. Additionally, it provides detail on Aebi Schmidt’s integration of its Snow & Ice Business, Monroe Truck Equipment, and M-B Companies, highlighting its strong track record of capturing M&A value.

James Sharman, Chairman of the Board of Shyft, said, “The Shyft Board carefully evaluated this merger with Aebi Schmidt versus our standalone plan and other strategic options, and determined the merger is the best way to maximize value for our shareholders. The supplemental information we have provided today is the core information the Board used in making its determination, and we believe that shareholders will clearly see this transaction maximizes value.”

John Dunn, President and CEO of Shyft, said, “The projections we shared in this presentation demonstrate the impressive capabilities of the combined organization. With Aebi Schmidt, we are creating a premier specialty vehicles leader that will have increased scale, a broader product and service offering, and our combined industry expertise, all of which will allow us to better serve our customers. There are clear opportunities for the combined company to grow its revenue and expand margins significantly through 2028, which will deliver additional value to our shareholders.”

1 Excludes any potential Blue Arc revenue.

2 Shyft Adjusted EBITDA adjusted to exclude stock-based compensation expense; Excludes any potential Blue Arc EBITDA.

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Barend Fruithof, CEO of Aebi Schmidt, said, “Aebi Schmidt’s global footprint, leading brands, and diverse end markets are extremely complementary to Shyft’s operations, and this combination will drive continued growth into the future. We are excited to share more information about our strong track record, how we will continue to drive outsized growth in North America through market share gains, and our demonstrated track record of successful M&A integration. The merger of Aebi Schmidt with Shyft is a highly compelling opportunity for shareholders and will unlock significant immediate and long-term value.”

Transaction Website

The companies today also launched a dedicated website providing additional information on the transaction, including the presentation, which can be accessed at www.aspecialtyvehiclesleader.com.

Transaction Details

On December 16, 2024, Shyft and Aebi Schmidt announced a definitive agreement to combine in an all-stock merger to create a leading specialty vehicles company positioned for outsized growth. Under the terms of the agreement, each outstanding share of Shyft common stock (other than any shares of Shyft common stock held by Shyft, Aebi Schmidt or any of their subsidiaries as of immediately prior to the effective time of the merger) will be exchanged for approximately 1.04 shares of the combined company’s common stock. At closing, Shyft shareholders will own approximately 48 percent of the combined company, with Aebi Schmidt shareholders owning approximately 52 percent. The transaction, which is structured to be tax-free to Shyft shareholders, has been unanimously approved by the members of the Board of Directors present of each company.

The transaction is expected to close by mid-2025, subject to the satisfaction of customary closing conditions, including receipt of customary regulatory approvals and approval by Shyft shareholders. Shyft and Aebi Schmidt have secured fully-committed financing of the combined company at closing.

Advisors

Deutsche Bank is serving as exclusive financial advisor to Shyft and provided a fairness opinion to the Board of Directors of Shyft. Davis Polk & Wardwell LLP is acting as legal advisor, with Lenz & Staehelin acting as local Swiss counsel. Alantra is serving as exclusive financial advisor to Aebi Schmidt and Wuersch & Gering and Baer & Karrer are acting as legal advisors. UBS and Zürcher Kantonalbank are providing committed debt financing to replace the existing debt of the combined company.

About The Shyft Group

The Shyft Group is a North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets. The company brings a 50-year legacy serving its customers, which include first-to-last mile delivery companies across vocations, federal, state, and local government entities; the trades; and utility and infrastructure segments. The Shyft Group is organized into two core business units: Shyft Fleet Vehicles and Services™ and Shyft Specialty Vehicles™. Today, its family of brands include Utilimaster®, Blue Arc™ EV Solutions, Royal® Truck Body, DuraMag® and Magnum®, Strobes-R-Us, Spartan® RV Chassis, Builtmore Contract Manufacturing™, and Independent Truck Upfitters. The Shyft Group and its go-to-market brands are well known in their respective industries for quality, durability, and first-to-market innovation. The Company employs approximately 3,000 employees and contractors across 19 locations, and operates facilities in Arizona, California, Florida, Indiana, Iowa, Maine, Michigan, Missouri, Pennsylvania, Tennessee, Texas, and Saltillo, Mexico. The Company reported sales of $872 million in 2023. Learn more at TheShyftGroup.com.

About the Aebi Schmidt Group

The Aebi Schmidt Group is a world leading provider of smart solutions for clean and safe transportation surfaces and

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the management of challenging terrain. The group’s unique range of products includes its own vehicles and innovative attachments for custom vehicle equipment. The products, combined with customer-tailored support and service, offer the perfect solution for nearly any challenge. The globally active group is headquartered in Switzerland and achieved net revenue and an order intake of above EUR 1 billion each in 2024. It employs around 3,000 people in 16 sales organizations and more than a dozen production sites worldwide. Through established partnerships with dealers, the company is represented in 90 additional countries. Its portfolio consists of the product brands Aebi, Schmidt, Nido, Arctic, Monroe, Towmaster, Swenson, Meyer, MB, and ELP – all well-established brands in their respective markets, some for more than 100 years. Learn more at www.aebi-schmidt.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. In some cases, Shyft has identified forward-looking statements by such words or phrases as "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements", including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for Shyft based on currently available information. These forward-looking statements may include projections of Shyft’s future financial performance, Shyft’s anticipated growth strategies and anticipated trends in Shyft’s business. These statements are only predictions based on management’s current expectations and projections about future events. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement and may include statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of the combined company following completion of the proposed transaction; and anticipated growth strategies and anticipated trends in Shyft’s, Aebi Schmidt’s and, following the completion of the proposed transaction, the combined company’s business.

Additional factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements include, among others, the non-satisfaction or non-waiver, on a timely basis or otherwise, of one or more closing conditions to the proposed transaction; the prohibition or delay of the consummation of the proposed transaction by a governmental entity; the risk that the proposed transaction may not be completed in the expected time frame; unexpected costs, charges or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integration; the ability of the combined company to implement its business strategy; difficulties and delays in achieving revenue and cost synergies of the combined company; inability to retain and hire key personnel; negative changes in the relationships with major customers and suppliers that adversely affect revenues and profits; disruptions to existing business operations; the occurrence of any event that could give rise to termination of the proposed transaction; potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks related to ownership of Aebi Schmidt common stock; uncertainty as to the long-term value of the combined company’s common stock; and the diversion of Shyft’s and Aebi Schmidt’s management’s time on transaction-related matters. These risks, as well as other risks associated with the businesses of Shyft and Aebi Schmidt, will be more fully discussed in the combined proxy statement/prospectus. Although management believes the expectations reflected in the forward-looking statements are reasonable, Shyft cannot

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guarantee future results, level of activity, performance or achievements. Moreover, neither management, Shyft nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Shyft wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Shyft is under no duty to and specifically declines to undertake any obligation to publicly revise or update any of these forward-looking statements after the date of this press release to conform its prior statements to actual results, revised expectations or to reflect the occurrence of anticipated or unanticipated events.

Additional information concerning these and other factors that may impact Shyft’s and Aebi Schmidt’s expectations and projections can be found in Shyft’s periodic filings with the SEC, including Shyft’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Shyft’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

No offer or solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (“Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Participants in the Solicitation

Shyft, Aebi Schmidt and certain of their respective directors and executive officers and other members of their respective management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the Securities and Exchange Commission (“SEC”), be deemed participants in the solicitation of proxies in connection with the proposed transaction, including a description of their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the combined proxy statement/prospectus and other relevant materials when it is filed with the SEC. Information regarding the directors and executive officers of Shyft is contained in the sections entitled “Election of Directors” and “Ownership of Securities” included in Shyft’s proxy statement for the 2024 annual meeting of stockholders, which was filed with the SEC on April 3, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/743238/000114036124017592/ny20010675x1_def14a.htm) and in the section entitled “Directors, Executive Officers and Corporate Governance” included in Shyft’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 22, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/743238/000143774924005136/shyf20231231c_10k.htm), and certain of its Current Reports filed on Form 8-K. These documents can be obtained free of charge from the sources indicated below.

Additional information and where to find it

Aebi Schmidt will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The Form S-4 will contain a combined proxy statement/prospectus of Shyft and Aebi Schmidt. Aebi Schmidt and Shyft will prepare and file the combined proxy statement/prospectus with the SEC and Shyft will mail the combined proxy statement/prospectus to its stockholders and file other documents regarding the proposed transaction with the SEC. This communication is not a substitute for any registration statement, proxy statement/prospectus or other documents that may be filed with the SEC in connection with the proposed transaction. INVESTORS SHOULD READ THE COMBINED PROXY

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STATEMENT/PROSPECTUS WHEN AVAILABLE AND SUCH OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THE COMBINED PROXY STATEMENT/PROSPECTUS AND SUCH DOCUMENTS, BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Form S-4, the combined proxy statement/prospectus and all other documents filed with the SEC in connection with the transaction will be available when filed free of charge on the SEC’s web site at www.sec.gov. Copies of documents filed with the SEC by Shyft will be made available free of charge on Shyft’s investor relations website at https://theshyftgroup.com/investor-relations/.

Contacts

Shyft

Media

Sydney Machesky Director, Corporate Communications

The Shyft Group

Sydney.Machesky@theshyftgroup.com

586.413.4112

FGS Global

Jim Barron/Warren Rizzi

shyft@fgsglobal.com

Investors

Randy Wilson Vice President, Investor Relations and Treasury

The Shyft Group

Randy.Wilson@theshyftgroup.com

248.727.3755

Aebi Schmidt

Media

Thomas Schenkirsch
Head Group Strategic Development
thomas.schenkirsch@aebi-schmidt.com

Direct Phone: +41 44 308 58 55